Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated January 15, 2016, by and among USA TECHNOLOGIES, INC., a Pennsylvania corporation (“Buyer”), and VENDSCREEN, INC., a Delaware corporation (“Seller”) (collectively, the “Parties”).

RECITALS

Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to substantially all of the assets of Seller, and Buyer proposes to assume certain of the liabilities and obligations of Seller, all on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

1.1      Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means: (a) all trade accounts receivable, deferred receivables, and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller; (b) all other accounts, loans, or notes receivable of Seller and the full benefit of all security for such accounts, loans, or notes; and (c) any claim, remedy or other right related to any of the foregoing.

1

“Affiliate” means with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Assignment and Assumption of Lease” has the meaning set forth in Section 5.4.

“Benefit Plans” means all material “employee benefit plans,” as defined in Section 3(3) of ERISA (as defined at Section 3.10) and equity, employment and severance agreements and other similar arrangements maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any employee of Seller or under which Seller has any material liability, including (a) any profit-sharing, deferred-compensation, bonus, stock-option, stock-purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, and (b) any employment agreement or executive compensation agreement.

“Cash” means cash and cash equivalents (including marketable securities, and short-term investments) of Seller as of the Closing Date.

“Closing Date” means 12:01 a.m., Eastern Time, on the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information consisting of, relating to, or arising out of or in connection with (i) the Purchased Assets, including but not limited to, the Intellectual Property Assets, or (ii) the Assumed Liabilities, or (iii) any information disclosed by Buyer to Seller at any time prior to the date hereof under or pursuant to the Prior Confidentiality Agreements; and whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential”. Except as required by applicable federal, state or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that: (a)at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by Seller; (b) at the time of disclosure is, or thereafter becomes, available to Seller on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Seller by a legal, fiduciary or contractual obligation to Seller or Buyer, or (c) consists of, relates to, or arises out of or in connection with any Excluded Assets or any Retained Liabilities.

2

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Encumbrance” means any charge, claim, condition, equitable, contractual or other interest in favor of any third party (including any license in favor of any third party, except, in the case of any third party right or software under which Seller is a licensee, to the extent such right or software is also non-exclusively licensed to third parties), lien (including any Tax lien), option, pledge, hypothecation, security interest, encroachment, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or other encumbrance, in each case, whether arising by contract or operation of law, and any contract creating or to create any of the foregoing.

“Environmental Laws” means all Legal Requirements, Orders or other binding measures of any Governmental Body relating to the environment or governing the handling, management, treatment, storage or disposal of waste, management of Hazardous Substances or protection of human health or the environment.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.4(b).

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit “A”.

“Escrow Deposit” has the meaning set forth in Section 2.4(b).

3

“Governmental Authorization” means any consent, license, registration, or permit issued, granted or given by any Governmental Body or pursuant to any Legal Requirement (including Environmental Permits).

“Governmental Body” means any federal, state, local, municipal, foreign, or other government (including any agency, branch, department, board, commission, court, tribunal, instrumentality or other entity exercising governmental or quasi-governmental powers).

“Hazardous Substances” means any hazardous, toxic or polluting substance, waste or material, including without limitation, asbestos, petroleum, petroleum products, or PCBs, all as defined under Environmental Laws.

“Intellectual Property” means the following: (a) all United States and foreign names, fictional business names, slogans, logos, trade names, trademarks, service marks, certification marks, domain names, design rights (including any word, symbol, product configuration, icon and logo) and trade dress (and applications and registrations for the same), whether registered or unregistered (collectively, “Marks”); (b) all United States and foreign patents and patent applications of any type or nature, whether utility, design or otherwise (including continuations, continuations-in-part, revisions, divisionals, extensions, provisionals, reexaminations, substitutions, reissue applications and renewals) or priority rights and applications therefor) (collectively, “Patents”), (c) invention disclosures and other rights to inventions (including firmware and hardware technology), Intellectual Property or designs; (d) all copyrights, in both published works and unpublished works, whether registered or unregistered, mask works and all other rights corresponding thereto (and registrations and applications for the same) (collectively, “Copyrights”); (e) all know-how, trade secrets, techniques, ideas, concepts, discoveries, reports, processes, procedures, specifications, engineering orders, proposals, databases, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, process technology, research records, plans, drawings, blue prints and any other proprietary information, including technical or user manuals, however recorded, stored or embodied in each case to the extent proprietary to Seller (collectively, “Trade Secrets”); (f) computer software and all subsequent versions thereof, including programs, applications, modules, routines and sub-routines, program and system logic, architecture and/or design, screen and report displays and layouts, templates, user interfaces, menus, buttons and icons, data definition specifications, source code, object code, comments, algorithms, application programming interfaces, databases and other software-related specifications and documentation, maintenance agreements, design notes, technical or user manuals, files and data, and all media on which the foregoing are stored or recorded (“Software”); (g) all internet protocol addresses and networks, including domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, social media user names, identifiers, accounts and profiles, network addresses and services (such as mail or website) whether or not used or currently in service and any registrations relating thereto and any website materials, content and design, and any authorization codes, login details or credentials or passwords to use or access the same (“Domain Names”); and (h) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

4

“Inventories” means all inventories of Seller, wherever located, including all finished goods, unfinished goods and work-in-process, including any products or goods owned by Seller, and any raw materials, spare parts, components, and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller, the actual knowledge, after reasonable internal inquiry, of David Grano.

“Lease” means that certain Office Lease dated July 1, 2013, between Historic U.S. National Bank Block, LLC, as landlord, and Seller, as tenant.

5

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty or executive order, decree or similar measure, and any case law or judicial ruling interpreting any of the foregoing.

“Liability” means with respect to any Person, any liability, indebtedness, or other obligation of such Person of any kind, character or description, whether known or unknown, direct or indirect, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, choate or inchoate, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” means any loss, claim, demand, judgment, charge, Order, damage, penalty, fine, cost, expert witness fees and disbursements in connection with investigating, defending, or settling any action or threatened action, settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs, and/or attorneys’ fees and expenses.

“Off-the-Shelf Software” means any third-party software that is generally commercially available and is licensed for use on desktop or laptop “PC-class” computers or related local area network servers.

“Open Source Software” means: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models; or (b) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other code, routines or software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code form to any party, (ii) be licensed to any party (including for the purpose of making derivative works), or (iii) be redistributable at no or minimal charge.

6

“Order” means any writ, order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Permitted Encumbrances” means (a) Encumbrances for taxes or other governmental charges, assessments or levies which are not yet due and payable, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of business and not yet due and payable and (c) licenses granted under customer contracts.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

“Prior Confidentiality Agreements” means the Mutual Non-Disclosure Agreement between Seller and Buyer dated May 29, 2014, and the Nondisclosure Agreement between Seller and Buyer dated November 14, 2011.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before any Governmental Body.

“Related Person” means, (a) with respect to a particular individual: (i) such individual’s spouse and any other person who is related to the individual or the individual’s spouse within the second degree (“Family”), and (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; and (b) with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person and any related Person thereof. For purposes of this definition, “control” (including “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

7

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be filed with a Governmental Body in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Intellectual Property Assignment Agreement, the Assignment of Patents, the Assignment and Assumption of Lease, the Assignment of Marks, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, and the Domain Name Assignment Agreement (in each case, as defined herein).

1.2      Interpretation. When a reference is made in this Agreement to an Exhibit, Schedule, or Section, such reference shall be to an Exhibit, Schedule, or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends or the scope of such subject or other thing, and such phrase shall not simply mean “if.”

8

2.	SALE AND TRANSFER OF ASSETS; CLOSING

2.1      Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any Encumbrances except Permitted Encumbrances and Assumed Liabilities, all of Seller’s right, title, and interest in and to all of the assets, properties, rights (contractual or otherwise) and business of every kind and description, wherever located, personal or mixed, tangible or intangible, owned, held or used by Seller as the same shall exist on the Closing Date, other than the Excluded Assets (the “Purchased Assets”). The Purchased Assets shall be free and clear of any Encumbrances except Permitted Encumbrances and Assumed Liabilities. The Purchased Assets include:

(a)     the machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) owned or leased by Seller, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto as listed in Schedule 2.1(a)(i) (collectively, “Tangible Personal Property”);

(b)     all Inventories used or held by Seller, which are listed in Schedule 2.1(b);

(c)     all rights of Seller under existing agreements and contracts to which Seller is a party, including the Lease, all purchase orders and customer contracts described on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

9

(d)     all Intellectual Property that is owned by or leased, licensed or sublicensed to Seller, including the assets listed in Schedule 3.16(a) and Schedule 3.16(b) (collectively, the “Intellectual Property Assets”);

(e)     all Governmental Authorizations and all pending applications or renewals thereof, including but not limited to, those identified on Schedule 2.1(e), to the extent transferable. Any Governmental Authorizations that are not transferable are so designated on such Schedule 2.1(e);

(f)     all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, including customer, supplier, vendor, distributor, price and mailing lists, marketing, sales and promotional materials, purchase and sale records, quality control records, research and development files, technical manuals, files and data, company manuals and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks;

(g)     all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof (to the extent paid or arising solely pursuant to an Assumed Contract or Purchased Asset and arising after the Closing Date);

(h)     Accounts Receivable (other than those due from Evergreen Vending in the amount of approximately $340,000); and

(i)     all other tangible and intangible assets, properties and rights of Seller of any kind or description, wherever located (including all goodwill related to or associated with the Purchased Assets), that are (i) carried on the books of the Seller or (ii) owned or licensed by the Seller.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to any of the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3(a).

10

2.2      Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a)     all charter documents of Seller including minute books, stock ledger records and seals and other records having to do with the corporate organization of Seller;

(b)     all insurance policies and rights thereunder;

(c)     all Cash;

(d)     any contract or agreement to which Seller is a party other than the Assumed Contracts;

(e)     any books and records relating to Seller’s Tax matters and employees;

(f)     claims for and rights to receive refunds with respect to Taxes and Tax loss carryforwards, relating to the Seller’s business or the Purchased Assets with respect to taxable periods ending on or prior to the Closing Date;

(g)   the rights of Seller under or pursuant to this Agreement and the other agreements and documents executed and delivered in connection herewith; and

(h)   capital stock or other equity interests in Seller.

2.3      Liabilities.

(a)     Assumed Liabilities. Subject to the terms and conditions in this Agreement, on and effective as of the Closing Date, Buyer shall assume, perform and discharge, as and when due any Liability of Seller arising or required to be performed or discharged after the Closing Date under the Assumed Contracts (including any customer claims under Seller’s warranty terms for devices under assumed customer contracts and fees under the assumed contract for OTI 2016 Annual Software Maintenance Agreement dated November 17, 2015), the Lease, and the Assignment and Assumption of Lease (collectively the “Assumed Liabilities”), and such Assumed Liabilities shall be the sole Liability assumed by Buyer.

11

(b)     Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean all Liabilities of Seller including but not limited to the following (to the extent not an Assumed Liability):

(i) any Liability under any Assumed Contract that arises on or after the Closing Date but that arises out of or relates to any breach, claim or other matter that occurred, vested or became effective on or prior to the Closing Date;

(ii) any Liability for the unpaid Taxes of the Seller (including unpaid Taxes relating to or arising out of the Excluded Assets or the operation of Seller), or Taxes or similar amounts that the Seller was required to withhold and deposit, including deferred income Taxes, with respect to any period or any Taxes arising out of or relating to events which shall have occurred, or services performed, or products sold, or the operation of the business of Seller on or prior to the Closing Date or any unpaid Transfer Taxes;

(iii) except for Buyer’s express obligations under the terms of the Assignment and Assumption of Lease, any Liability arising out of or relating to Seller’s Leased Real Property and any Liability to the landlord;

(iv) except as provided in Section 5.3, any Liability (including, for the avoidance of doubt, Taxes, if any) for or under the Benefit Plans or relating to payroll, salary, bonuses, employee equity incentives or options, vacation, sick leave, workers’ compensation, health care plans, or benefits or any other employee plans or benefits of any kind for, or other amounts or other obligations owed to, or otherwise relating to, Seller’s employees or former employees, current or former consultants or independent contractors in their capacities as current or former employees, independent contractors or consultants of Seller, as the case may be, or any grievance, complaint or claim by any current or former employee, consultant or independent contractor of Seller or obligation to indemnify, reimburse or advance amounts to any current or former employee, consultant or independent contractor or agent of Seller, in each case, arising before or on the Closing Date;

12

(v) any Liability arising out of any Proceeding (i) to which Seller or any Affiliate of Seller is a party, (ii) relating to or arising in connection with any Excluded Asset or Retained Liability, or (iii) pending as of the Closing Date, or commenced after the Closing Date and arising out of or relating to any occurrence or event happening on or prior to the Closing Date;

(vi) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(vii) except for any and all Liabilities related to product or service warranties, any Liability arising out of or relating to products, goods or services manufactured, sold, delivered, distributed, licensed, sublicensed or rendered (as the case may be) by Seller at any time prior to the Closing Date;

(viii) any Liability arising out of any of the Excluded Assets; and

(ix) any Liability arising out of or relating to failure to pay any accounts payable of Seller.

2.4      Purchase Price.

(a)     The purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to Five Million Six Hundred Twenty-Five Thousand Dollars ($5,625,000) which will be payable to Seller in immediately available funds at the Closing (the “Closing Payment”); provided, however, that Two Hundred Fifty Thousand Dollars ($250,000) shall be paid by Buyer to the Escrow Agent in accordance with subsection (b) below.

13

(b)     At the Closing, Buyer will deposit with Lurio & Associates, P.C., as temporary escrow agent (together with its successors, the “Escrow Agent”) the sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Escrow Deposit”) pursuant to the terms of the Escrow Agreement. The Escrow Deposit (together with any interest earned thereon) shall be held for a period of twelve (12) months following the Closing Date for purposes of paying any indemnification claims made by any Buyer Indemnified Parties under Section 6.4 hereof on or prior to the expiration of such twelve (12) month period.

Seller and Buyer covenant and agree to use commercially reasonable efforts to transfer the Escrow Deposit within twenty (20) business days following the Closing Date to an escrow account at a national banking institution mutually selected by the Seller and Buyer in good faith to act as successor Escrow Agent pursuant to an escrow agreement to be entered into by and between Seller, Buyer and the successor Escrow Agent, in form reasonably satisfactory to Buyer and Seller. The Seller and Buyer shall equally split the fees and costs payable in connection with such escrow agreement and successor Escrow Agent.

2.5      Allocation. Within forty-five (45) days after the date hereof, and subject to the reasonable approval of Seller, Buyer shall prepare an allocation of the Purchase Price and Assumed Liabilities among the Purchased Assets. The allocation referred to in the preceding sentence shall be made in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and the fair market values of the Purchased Assets . Buyer and Seller agree to cooperate with each other, and to furnish each other with such information as is reasonably requested by the other party, for purposes of such allocation. The Parties shall make consistent use of the allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code and the filing of IRS Form 8594. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

14

2.6     Transfer Taxes. All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the Closing of the transactions contemplated by this Agreement shall be borne by the party upon whom they are imposed.

2.7     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Lurio & Associates, P.C., Suite 3120, 2005 Market Street, Philadelphia, PA 19103. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.8     Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)     Seller shall deliver to Buyer:

(i)     a bill of sale in a form attached hereto as Exhibit “F” (the “Bill of Sale”), executed by Seller;

(ii)    the Escrow Agreement, executed by Seller and Escrow Agent;

(iii)   the (1) Intellectual Property Assignment Agreement, (2) Assignment of Patents, and (3) Assignment of Marks (each as defined below), in each case, executed by Seller;

(iv)    the Assignment and Assumption of Lease executed by Seller;

(v)    an assignment of the Domain Names in a form attached hereto as Exhibit “I” (the “Domain Name Assignment Agreement”), executed by Seller;

(vi)    such other assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

15

(vii) executed written consents or approvals of, or notice to, any third parties to or regarding the assignment of the Assumed Contracts or the execution, delivery and performance of the Transaction Documents as specified on Schedule 3.2(c);

(viii) the Transition Services Agreement in the form attached hereto as Exhibit “J” (the “Transition Services Agreement”) executed by Seller;

(ix)   a certificate of an authorized officer of Seller certifying, as complete and accurate as of the Closing Date, attached copies of the certificate of incorporation and bylaws of Seller, each as amended, including a certificate of existence issued by the Secretary of State of the State of Delaware, certifying and attaching all requisite resolutions of Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions; and

(x)    such other documents as may be reasonably required by Buyer in connection with the consummation of the Contemplated Transactions.

(b)     Buyer shall deliver to Seller:

(i)     the Closing Payment (less the amount described in Section 2.4(a)), to an account identified in writing by Seller prior to the Closing;

(ii)    the Escrow Agreement, executed by Buyer;

(iii)   the (1) Intellectual Property Assignment Agreement, (2) Assignment of Patents, and (3) Assignment of Marks (each as defined below) executed by Buyer;

(iv)   the Transition Services Agreement executed by Buyer;

16

(v)    an Assumption Agreement in the form attached as Exhibit “H”, executed by Buyer; and

(vi)    the Assignment and Assumption of Lease executed by Buyer.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements in this Section 3 are true and correct as of the date hereof, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of this Section 3. Any disclosure in one section of the Disclosure Schedules may apply to and qualify disclosures made in one or more other sections to the extent that it is reasonably apparent that such disclosures apply to or qualify other sections, notwithstanding the omission of an appropriate cross reference to such other section.

3.1     Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Transaction Documents. Seller is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller neither has any subsidiaries nor owns any equity interests or other securities of any other Person. The only names used by Seller for the conduct of the Business at any time since the date of Seller’s incorporation, including any trade or doing-business-as name, is VendScreen, Inc.

17

3.2     Enforceability; Authority; No Conflict.

(a)     This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles (whether applied in a proceeding at law or in equity). Upon the execution and delivery by Seller of each Transaction Document to be executed or delivered by Seller at the Closing, such Transaction Document shall constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms; provided, that the exceptions pertaining to enforceability set forth in the immediately preceding sentence shall apply equally to this sentence. This Agreement, each applicable Transaction Document and the Contemplated Transactions have been duly approved and authorized by all requisite corporate action, including, without limiting the generality of the foregoing, all stockholder and board of directors approvals required pursuant to the Seller’s certificate of incorporation, bylaws, as amended, and any Legal Requirements, and no other corporate or other proceedings or actions on the part of Seller, its board of directors or stockholders are necessary therefor.

(b)     Neither the execution, delivery and performance of this Agreement or any other Transaction Document nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or conflict with any provision of any of the certificate of incorporation or bylaws of Seller, as amended as of the Closing Date; (ii) give any Governmental Body or other Person (including any holder of any capital stock, other equity interest or debt of Seller) the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Purchased Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates, directly or indirectly, to the Purchased Assets or to the business of Seller; or (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy or any right of first refusal or first offer under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, or otherwise result in or permit any change in the rights or obligations of any Person other than Seller under, any contract, lease, license or sublicense, franchise or other instrument or agreement to which Seller is a party or by which Seller or any of its assets are bound, including any Assumed Contract.

18

(c)     Except as set forth on Schedule 3.2(c), no notice to, or consent, approval or waiver from, any Person or filing or registration with any Governmental Body, is required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including the sale, transfer and assignment of the Purchased Assets. There are no applicable bulk sales laws or similar Legal Requirements which would require that notice of the Contemplated Transactions be given to creditors of Seller or any Governmental Body, or any other notice be given or consent or approval be obtained or similar action be taken.

3.3     Sufficiency of Assets; Title.

(a)    The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, owned or licensed by Seller and necessary and sufficient to operate Seller’s business in the manner presently operated, except for the Excluded Assets.

(b)    Except as provided in Schedule 3.3(b)(i), Seller owns good, valid and transferable title to, or valid, subsisting and transferable leasehold or license interests in Purchased Assets (which leased or licensed Purchased Assets are set forth on Schedule 3.3(b)(ii)), free and clear of any Encumbrances except Permitted Encumbrances and, except as set forth in such Schedule 3.3(b)(i), none of the Purchased Assets is owned by any Person other than Seller (including jointly with any other Person, including Affiliates of Seller); provided that the representations in this Section 3.3(b) do not apply to Intellectual Property, which is covered exclusively in Section 3.16.

19

(c)     Except as set forth on Schedule 3.3(c), each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is fit for its intended use and suitable for immediate use in the business of Seller or otherwise in the ordinary course of business and is free from latent and patent defects in design, workmanship and materials. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Upon the sale, conveyance, transfer, assignment and delivery of the Tangible Personal Property in accordance with this Agreement, Buyer will acquire good and valid title to the Tangible Personal Property owned by Seller, free and clear of any Encumbrances except Permitted Encumbrances. Notwithstanding anything in Section 3.3(c), the representations in this Section 3.3(c) do not apply to Inventory, which is covered exclusively in Section 3.5.

3.4     Leased Real Property. Schedule 3.4 sets forth a list of all real property in which Seller has a leasehold interest (the “Leased Real Property”, with the leases or other Contracts evidencing such interests, and any amendments or modifications thereto or restatements thereof, being referred to as the “Real Property Leases”). Seller has provided Buyer with complete and accurate copies of all Real Property Leases. No party to any Real Property Lease has given Seller notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Property is subject to any assignment, sublease or grant to any Person of any license or right to the use, occupancy or enjoyment of the property or any portion thereof. Seller has paid on or prior to the date hereof (after giving effect to the Closing) to the applicable landlord all rentals and other amounts due and payable under the Real Property Leases as of the Closing. Seller has paid on or prior to the date hereof (after giving effect to the Closing) all required impositions under the Real Property Leases (e.g., Taxes, insurance, operating expense) up through and including the day of Closing to the extent the same were due and payable by or as of the Closing Date.

20

3.5     Inventories. To Seller’s Knowledge, Schedule 2.1(b) sets forth a true, correct and complete list of all Inventories used in or held for the business of Seller. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, and free from latent and patent defects in design, workmanship and materials or otherwise and, with respect to finished goods, fit for their intended purpose and in material conformity with their applicable specifications and technical documentation, in each case subject to the reserve amount provided in the balance sheet of Seller as of September 30, 2015. The quantities of each item of Inventories (whether raw materials, work-in-process, component parts, or finished goods) are not excessive but are reasonable in the present circumstances of Seller.

3.6     Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the balance sheet of Seller as of September 30, 2015 (such date, the “Balance Sheet Date”), Seller had no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature whatsoever, whether or not known or unknown, due or payable relating to the Purchased Assets, which are required to be set forth on the balance sheet of Seller or in the notes thereto in accordance with GAAP applied on a basis consistent with Seller’s past practices, except for debts, liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business or in connection with the Transaction Documents.

3.7     Taxes. Seller has filed or caused to be filed on a timely basis all Seller’s Tax Returns and all reports with respect to Seller’s Taxes that are or were required to be filed or provided by the Closing Date pursuant to applicable Legal Requirements. All Tax Returns and reports filed or provided by Seller are true, correct, and complete in all material respects. Seller has paid all Seller’s Taxes and assessments by Governmental Bodies that were due before the Closing Date. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person. Seller has not been notified by any jurisdiction in which it does not file Tax Returns that it may be obligated to file Tax Returns in the jurisdiction.

21

3.8     No Material Adverse Change. Except as set forth on Schedule 3.8, there has not been any material adverse change in the business, operations, prospects, assets, results of operations, or condition (financial or other) of Seller (including the Purchased Assets), and no event has occurred or circumstance exists that may result in such a material adverse change, nor has any Encumbrance (other than Permitted Encumbrances) attached or arisen over or with respect to any of the Purchased Assets, in each case, since the Balance Sheet Date. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, since the Balance Sheet Date, Seller has not taken or caused to be taken any of the following actions, nor has any of the following occurred (as the case may be), in each case outside the ordinary course of business:

(a)     sold, assigned or transferred any portion of the Purchased Assets, other than in the ordinary course of business;

(b)    (i)     amended or modified, (ii) entered into, agreed to or acquiesced to any waiver of or (iii) cancelled, terminated or received notice (whether written or oral) of future cancellation or termination of any Assumed Contract;

(c)     failed to make any payments on, under or relating to any Assumed Contracts, Taxes or Governmental Authorizations on a current basis as and when due;

(d)     suffered or incurred any material damage, destruction or Loss relating to the business of Seller or the Purchased Assets, whether or not covered by insurance, or received or incurred any material claims or Liabilities relating to the business of Seller or the Purchased Assets, whether or not covered by insurance;

(e)     incurred any indebtedness or non-current liability, or mortgaged, sold, assigned, transferred, hypothecated, pledged or otherwise placed or suffered or acquiesced in the imposition of an Encumbrance other than a Permitted Encumbrance on any Purchased Asset;

22

(f)    transferred, granted, licensed, sublicensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled, or entered into, agreed to or acquiesced to any waiver of, any material rights or obligations with respect to any of the Intellectual Property Assets;

(g)     no notice of resignation from or termination of employment with Seller of any employees; or

(h)     entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (g) of this Section 3.8.

3.9     Labor and Employment Matters.

(a)     Schedule 3.9(a)(i) sets forth a true, correct, and complete list of each person employed by Seller including such employee’s Fair Labor Standards Act status as exempt or non-exempt, name, job title, work location, estimated current total compensation on a gross annualized basis and hourly pay rate (if applicable), total compensation paid to date in 2015 and total compensation paid in 2014. Schedule 3.9(a)(ii) sets forth any individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder (together with all employees of Seller, collectively, “Employees”) and with respect to each such Employee the following information: name, status as a leased employee or independent contractor, work location, compensation paid to date in 2015, and total compensation paid in 2014.

(b)     Neither the Seller nor any Affiliate of Seller is a party to, or bound by, any collective bargaining agreement or other agreement or understanding with any labor or trade union or similar labor organization. Neither the Seller nor any Affiliate of Seller has experienced, any union organizing efforts, strike, slowdown, work stoppage, lockout, material labor grievances, charges or complaints relating to unfair labor practices or other labor dispute.

23

(c)     Without limiting the generality of Sections 3.11 and 3.12, there is no pending or current Proceeding, nor, to Seller’s Knowledge, is any Proceeding threatened, by any Governmental Body or any current or former employee, consultant or independent contractor of Seller or any Affiliate of Seller relating to or arising out of any violation or alleged violation of any Legal Requirement. Seller is and has at all times been in compliance with all Legal Requirements regarding employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to any current, former or retired employees, consultants or independent contractors of Seller.

3.10     Employee Benefits. Schedule 3.10 lists all Benefit Plans of Seller that are currently in effect. Seller has performed, in all material respects, all of its obligations under all Benefit Plans, including all obligations under the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Neither Seller nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and neither Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. None of the Benefit Plans is or at any time has been subject to Title IV of ERISA or Code Section 412. The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received favorable determination letters from the Internal Revenue Service with respect to their qualified status or are in the form of prototype or volume submitter plans that are the subject of favorable opinion or advisory letters from the Internal Revenue Service, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan. To Seller’s Knowledge, no nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 and 408 of ERISA) has occurred with respect to any of such Benefit Plans, which would reasonably be expected to result in a material liability to Seller. No Benefit Plan provides death or medical benefits beyond termination of service or retirement other than coverage mandated by law, benefits through the end of the month of termination of service or retirement and death benefits attributable to deaths occurring at or prior to termination of service or retirement.

24

3.11     Compliance with Legal Requirements; Governmental Authorizations. Seller is, and at all times, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Purchased Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or any Governmental Authorization that is held by Seller or that otherwise relates, directly or indirectly, to the business of Seller or the Purchased Assets, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Each Governmental Authorization that is held by Seller or that otherwise relates to the business of Seller or the Purchased Assets is valid and in full force and effect, and Seller has been in compliance with any such Governmental Authorization.

3.12     Legal Proceedings; Orders. There is no pending or threatened Proceeding (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the Purchased Assets, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. No event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Seller, its business or any of the Purchased Assets is a party or is subject.

25

3.13     Environmental Matters.

(a)     Without limiting the generality of Sections 3.11 and 3.12, (i) Seller is not in violation of, and (ii) Seller currently conducts, and has at all times conducted, its business in compliance in all respects with, Environmental Laws. No permit, certificate, license, approval, registration or other Governmental Authorization is required under any Environmental Laws for the use, maintenance, ownership or storage of any of the Purchased Assets or for the operation of the business of Seller other than those Seller already has.

(b)     No notice, citation, summons, order or other correspondence has been received by Seller, no complaint has been filed against Seller, no penalty has been threatened or assessed against Seller and to Seller’s Knowledge, no investigation, corrective action, remediation or review is pending or threatened against Seller by any Governmental Body with respect to any Environmental Laws or any violation or alleged violation thereof.

(c)     Seller does not use, and has not used at any time, any Hazardous Substances. To Seller’s Knowledge, Seller has no Liability relating to, or arising as a result of, any Hazardous Materials that may have been discharged on, or released from, its premises.

3.14     Contracts; Customers and Suppliers; No Defaults.

(a)     Schedule 3.14(a) contains an accurate and complete list of (i) all of Seller’s customers and licensees and (ii) all of Seller’s suppliers, vendors, licensors, sublicensors, and other counterparties to whom Seller made payments (“Suppliers”) in excess of $10,000 during each of 2014 and 2015 and, together therewith, a description (including date and title) of each outstanding contract, agreement or purchase or supply order or commitment with such party.

(b)     (i)     Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms; and (ii) each Assumed Contract is assignable by Seller to Buyer without the consent or approval of, waiver by, or notice to any other Person.

26

(c)     Seller has not received any written notice that any party to an Assumed Contract has any intention or plan (whether present or future) to terminate any Assumed Contract. None of the Suppliers has given Seller written notice of the termination or any material change in the terms of its business relationship with the Seller.

(d)     (i)     Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Assumed Contract; (ii) each other Person that has or had any obligation or liability under any Assumed Contract is, and at all times has been, in compliance with all applicable terms and requirements of such Assumed Contract; and (iii) no event has occurred or circumstance now exists or will exist in connection with the delegation and assignment to Buyer of the Assumed Contracts as contemplated hereby that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy or any right of first refusal or first offer under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, or otherwise result in or permit any change in the rights or obligations of any Person under, any Assumed Contract; and (iv) no event has occurred or circumstance exists under or by virtue of any contract that (with or without notice or lapse of time) would cause, and the delegation and assignment to Buyer of, the Assumed Contracts as contemplated hereby will not result in, the creation of any Encumbrance affecting any of the Purchased Assets.

3.15     Insurance. All policies of insurance to which Seller is a party or that provide coverage to Seller (i) are valid, outstanding and enforceable; and (ii) taken together, provide adequate insurance coverage for the Purchased Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location.

27

3.16     Intellectual Property Assets.

(a)     Schedule 3.16(a) sets forth a true and complete list of the Intellectual Property Assets owned by Seller that are registered or are material Software, and Seller owns all rights, title, and interest in and to such Intellectual Property Assets. For each listed Intellectual Property Asset, Schedule 3.16(a) also includes, where applicable, the registration or application number, the date granted or applied for, the expiration date, the jurisdiction, and the current status thereof. All of the Intellectual Property Assets listed in Schedule 3.16(a), to the extent registered, have been issued by the authority referred to therein, and are held of record in the name of Seller and all pending applications identified in Schedule 3.16(a) have been validly filed with the authority referred to therein in the name of Seller. Except as provided in Schedule 3.16(a), none of the Intellectual Property Assets owned by Seller are licensed to any third party and no third party is authorized to use, copy, distribute, modify, decompile, or prepare derivatives of any of such Intellectual Property Assets, including any Software owned by Seller. All of Seller’s right, title and interest to the Intellectual Property Assets, excluding the Patents and Marks, are assigned by Seller to Buyer pursuant to the Intellectual Property Assignment Agreement in the form set forth as Exhibit “B”.

(b)     Schedule 3.16(b) sets forth a complete and accurate list of all Patents and Marks issued or registered to or owned by Seller, and Seller owns all rights, title, and interest in such Patents and Marks, and all of Seller’s right title and interest to such Patents and Marks are assigned by Seller to Buyer in the form of the Assignment of Patents set forth in Exhibit “C” or the Assignment of Marks set forth in Exhibit “E”.

(c)     Schedule 3.16(c) sets forth any and all Intellectual Property used by Seller that is licensed, leased, or otherwise owned by any third party, excluding licenses for Off-the-Shelf Software.

(d)     Schedule 3.16(d) sets forth any and all Software that is licensed, leased, or otherwise provided by any third party to Seller, pursuant to any license, purchase, or other agreement, excluding licenses for Off-the-Shelf Software.

28

(e)     The Intellectual Property Assets set forth in Schedule 3.16(e) require timely payments of governmental maintenance fees, and all other registered Marks, Patents, and Domain Names are currently in material compliance with formal legal requirements (including payment of filing, examination, registration, and maintenance fees where applicable and proofs of working or use), and are not subject to any maintenance fees falling due within ninety (90) days after the Closing Date.

(f)     To Seller’s Knowledge, there is no pending or threatened objection or claim being asserted against Seller in any administrative or judicial proceeding or by any Person with respect to the ownership, validity, registrability, enforceability or use of any of the Intellectual Property Assets, including any Software, or challenging or questioning the validity or effectiveness of any such ownership or license and there is no basis for any such objection or claim. No notice of rejection, opposition, interference, petition for cancellation, or refusal to register has been received by Seller from a Governmental Body or an adverse party by Seller in connection with any of Seller’s applications for Patents, Copyrights, Software, or Domain Name registration.

(g)     Seller has not infringed, violated, or misappropriated any Intellectual Property rights of any other Person, and there is no violation, infringement, or misappropriation or alleged violation, infringement, or misappropriation of any currently existing Intellectual Property rights of any Person which will occur as a result of the continued operation of the business of Seller as now conducted. The Intellectual Property Assets and the manufacture, sale, use, offer for sale, and licensing of the Intellectual Property Assets do not violate, infringe, or misappropriate any of the Intellectual Property rights of any Person. There is no present violation, infringement or misappropriation of any of the Intellectual Property Assets by any Person, no one has asserted or threatened any claim or objection against any Person for any such violation, infringement or misappropriation and there is no basis for any such objection or claim. Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other violation with respect to any Intellectual Property Asset.

29

(h)     Seller has taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect Seller's right, title and interest in and to all Intellectual Property Assets, including the Software, and to cause its employees who have access to confidential or proprietary information of Seller to have a contractual or legal obligation of confidentiality to Seller with respect to such information, and have an obligation to transfer rights for no additional consideration in inventions, and authored works, whether or not patented, patentable, copyrighted or otherwise protectable under the Law, made during the course of their employment prior to the Closing Date using resources of Seller.

(i)     Except as provided in Schedule 3.16(i), Seller has not transferred ownership of or granted any license, option, or other rights with respect to, any Intellectual Property Asset, to any third party, or knowingly permitted the rights of Seller in such Intellectual Property Assets to lapse or enter the public domain. No claim is pending or threatened, and no notice or invitation to license has been received, which questions Seller's title to, claims any ownership of, or any rights to, any Intellectual Property Assets.

(j)     No Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties to Seller or that would conflict with the Employee's best efforts to promote the interest of Seller and the business of Seller as presently conducted and as proposed to be conducted. Each Employee and former Employee and current and former consultant or independent contractor of Seller and any other person who participated in developing the Intellectual Property Assets owned by Seller has, pursuant to a contractual obligation with Seller, validly and properly assigned to Seller the rights of such Employee or former Employee or current or former consultant or independent contractor in and to all inventions, pending patent applications, patents issued and other Intellectual Property Assets used in the business or operations of Seller. No Employee or former Employee or current or former consultant or independent contractor of Seller is in violation of any such contractual obligation. Except as set forth in Schedule 3.16(j), no Employee or former Employee of Seller has excluded works or inventions made prior to his or her employment with Seller from his or her contractual obligation with Seller. It is not or will not be necessary to use any inventions of any Employee or former Employee made prior to their employment by Seller that is not otherwise licensed to Seller.

30

(k)     Schedule 3.16(k) contains a true, correct and complete list of all (i) Open Source Software incorporated or used in, linked to or with, or used to perform, execute, run, develop, compile or derive, any Software (or any component thereof) owned or developed by Seller, and (ii) all licenses and agreements governing such Open Source Software. None of the Intellectual Property Assets (or any components thereof) owned by Seller incorporate or use or are linked to or with any Off-the-Shelf or Open Source Software, or require or rely on Off-the-Shelf or Open Source Software to be performed, executed, run, developed, compiled or derived, in a manner that (A) violates the terms of any license or agreement governing any such Off-the-Shelf or Open Source Software or (B) requires any such Intellectual Property Assets (or any components thereof) to be disclosed or distributed in source code form to any party, be licensed to any party (including for the purpose of making derivative works) or be redistributable at no or minimal charge to any party. Seller will provide to Buyer all material documentation, agreements, or licenses relating to or arising out of Seller’s use of any Off-the-Shelf or Open Source Software or Software that is used, maintained or developed by Seller at or before the Closing.

(l)     Without limiting the generality of Sections 3.11 and 3.12, Seller is, and at all times, has been, in compliance with all Legal Requirements regarding consumer and data privacy and related matters concerning the disclosure of personally identifiable information.

31

(m)     With respect to each Trade Secret owned or used by to Seller, the documentation in Seller’s possession relating to such Trade Secret, if any, is current, accurate and sufficient in detail and content in all material respects to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of all such Trade Secrets. To Seller’s Knowledge, such Trade Secrets are not part of the public knowledge or literature. Such Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No such Trade Secret is subject to any adverse claim, and no such Trade Secret has been challenged or threatened in any way or infringes any Intellectual Property right of any other Person.

3.17     Relationships With Related Persons. Except as provided in Schedule 3.17, no Related Person of Seller has or has had, any interest in (a) any Purchased Assets or other property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business, or (b) any Person that has had business dealings or a material financial interest in any transaction with Seller or engaged in competition with Seller. No Related Person of Seller is a party to any contract, understanding or arrangement with, or has any claim (whether contractual or otherwise), cause of action or right or entitlement against, Seller, whether contingent or absolute, direct or indirect, or express or implied (including any claim for any payment or entitlement to any service or property and any loan or indebtedness, whether in favor of Seller or such Related Person), except as set forth on Schedule 3.17. Notwithstanding anything in Section 3.17, the representations in this Section 3.17 do not apply to Intellectual Property, which is covered exclusively in Section 3.16.

3.18     Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Purchased Assets or the Contemplated Transactions.

32

3.19     Financial Statements. Attached as Schedule 3.19 is a true, correct and complete copy of the statements of income, cash flows and balance sheets of Seller as of and for its fiscal years ended December 31, 2012, December 31, 2013, and December 31, 2014 (the “Annual Financial Statements”), and Seller's income statements, cash flows, and balance sheets as of the Balance Sheet Date (collectively, the “Interim Financial Statements”). The Annual Financial Statements and Interim Financial Statements have been prepared from the underlying books and records of Seller and (i) fairly present in all material respects the financial condition of Seller, the results of operations and cash flows of Seller for the periods therein referred to, and the assets and liabilities of Seller as of the dates thereof, in each case, without any material departure from GAAP as applied by Seller for the periods indicated, except, with respect to the documents as of the Balance Sheet Date, normal year-end adjustments in accordance with past practice of Seller and the absence of footnotes; (iii) include all the material expenses or obligations incurred by Seller and/or any Affiliates thereof related to Seller or the business of Seller required to be disclosed in accordance with GAAP applied on a basis consistent with Seller’s past practices, except for expenses or obligations incurred since the Balance Sheet Date in the ordinary course of business or in connection with the Transaction Documents; and (iv) include on a consistent basis all of the assets, liabilities, reserves, allowances and accruals related to Seller and/or the business of Seller required to be included in accordance with GAAP applied on a basis consistent with Seller’s past practices, except for assets, liabilities, reserves, allowances and accruals accrued or incurred since the Balance Sheet Date in the ordinary course of business or in connection with the Transaction Documents.

3.20     Product Warranty and Product Liability.

(a)     Schedule 3.20 contains a summary of Seller’s good faith estimate of claims for, any (i) product returns, or (ii) warranty obligations relating to any products, goods or services sold, delivered, distributed, licensed, sublicensed or rendered by Seller.

(b)    The goods, products and services sold, delivered, distributed, licensed, sublicensed or rendered by the Seller relating to the business of Seller conform in all material respects to the specifications, documentation, samples and/or sales demonstrations furnished to the customers or purchasers of such products, goods or services (as the case may be).

33

3.21     Receivables. Seller does not warrant the collectability of any of its receivables. Seller’s balance sheet as of the Balance Sheet Date includes receivables that are over 90 days past due and may not be collectible.

3.22     Disclosure. No representation or warranty or other statement made by Seller in this Agreement or the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading. To Seller’s Knowledge, there is no fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedules.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements in this Section 4 are true and correct as of the date hereof.

4.1      Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to conduct its business as it is now conducted.

4.2      Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles (whether applied in a proceeding at law or in equity). Upon the execution and delivery by Buyer of the Transaction Documents to be executed or delivered by Buyer at the Closing, such Transaction Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms; provided, that the exceptions pertaining to enforceability set forth in the immediately preceding sentence shall apply equally to this sentence. Buyer has the right, power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed or delivered by Buyer at the Closing and to perform its obligations under this Agreement and each of such Transaction Documents, and such action has been duly authorized by all necessary company action.

34

(b)     Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach any provision of any of the articles of incorporation or bylaws of Buyer, as amended; (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; or (iii) breach any provision of any contract or agreement to which Buyer is bound.

4.3      Certain Proceedings. There is no pending or, to Buyer’s knowledge, threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4      Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5      Disclosure. No representation or warranty or other statement made by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not materially misleading.

35

5.	COVENANTS

5.1      Employee Matters and Employee Benefits. Except as expressly provided in this Agreement, nothing in this Agreement (including Sections 5.2 and 5.3) shall be deemed to impose on Buyer any Liabilities or responsibilities (including, for the avoidance of doubt, Taxes, if any) for periods prior to the Closing Date to or relating to Seller’s employees, consultants or independent contractors (or those of any Affiliate of Seller) in their capacity as such, including without limitation, Liabilities or responsibilities for (a) pension, retirement, profit-sharing, savings, medical, dental, disability income, life insurance or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (b) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (c) severance benefits.

5.2      Former Employees. Notwithstanding Section 5.1, Buyer anticipates that all of the employees of Seller would be employed by Buyer following the Closing Date and through a minimum ninety (90) to one hundred and eighty (180) day transition period to ensure seamless customer integration and appropriate knowledge transfer. Thereafter, employees would be retained by Buyer based upon their role, responsibility and performance consistent with all other employees of Buyer. As employees of Buyer, former employees of Seller would be covered by and entitled to all fringe benefits that are generally available to employees of Buyer, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan, subject to the eligibility and participation requirements of such benefits and plans. At the Closing, Buyer and each employee of Seller would execute and deliver either an employment or a non-solicitation agreement, as the case may be, in the form attached hereto as Exhibit “G”.

5.3      COBRA. Buyer and the buying group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(b)) of which it is a part, and not Seller or the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part, shall be solely responsible for providing continuation coverage under Sections 601-608 of ERISA, Section 4980B of the Code and similar state laws to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated in or by this Agreement.

36

5.4      Assignment and Assumption of Lease. At the Closing, Seller and Buyer shall enter into an assignment in the form attached hereto as Exhibit “D” of the Leased Real Property as more particularly set forth therein (the “Assignment and Assumption of Lease”).

5.5      Assignment of Intellectual Property Assets; Payment of Maintenance Fees. At the Closing, Seller and Buyer shall enter into and execute an assignment of the Intellectual Property Assets in the form attached hereto as Exhibit “B” (the “Intellectual Property Assignment Agreement”), and an assignment of the Seller’s Patents, in the form attached hereto as Exhibit “C” (the “Assignment of Patents”) and an assignment of the Marks, in the form attached hereto as Exhibit “E” (the “Assignment of Marks”). Seller agrees to pay all maintenance expenses related to the Patents or Marks through the Closing Date, and Buyer agrees to pay all maintenance expenses related to the Patents or the Marks on and after the Closing Date, as it chooses to do at its sole discretion.

5.6      Seller Covenants. Seller shall perform the following covenants:

(a)     Pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement that are imposed on Seller.

(b)    Pay, or make adequate provision for the payment, in full, of all of the Retained Liabilities, including but not limited to (i) an amount equal to the vending cash payable to operators (account no. 2300) of Seller as of the Closing Date shall be paid to the appropriate operators, and (ii) an amount equal to any customer deposits (account no. 2410) of Seller as of the Closing Date shall be paid to the applicable customer.

37

(c)     Cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any Contemplated Transaction or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

(d)     On the Closing Date, Seller shall (i) file with the Secretary of State of the State of Delaware an amendment to the certificate of incorporation of Seller changing the legal name of Seller to a name that does not include the words “VendScreen” or any variation thereof or any word that is similar in sound or appearance to such words or otherwise confusingly similar thereto, (ii) file all corresponding documents, filings or certificates necessary to effect the same name change with the applicable Governmental Body in any other jurisdiction in which Seller has qualified to do business as a foreign entity or otherwise registered (the filings required by Section 5.6(d)(i) and (ii), collectively, the “Amendments”), and (iii) provide that its board of directors and/or stockholders of Seller, as applicable, adopt an amendment to the bylaws of Seller reflecting the name change required under Section 5.6(d)(i). From and after the Closing Date, Seller (x) shall discontinue any use of the name “VendScreen” and any service marks, trademarks, trade names, trade dress, identifying symbols, logos, emblems, signs, insignia and other marks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, (y) shall not hold itself out as having any affiliation with Buyer or its Affiliates, and (z) shall cause each of its subsidiaries and Affiliates to comply with each of the restrictions set forth in clauses (x) and (y) of this sentence.

5.7      Buyer Covenants. Buyer shall assume, perform and discharge, as and when due all Assumed Liabilities.

38

5.8      Further Assurances.

(a)     From time to time, as and when requested by any Party hereto, the other Party hereto shall, to the extent reasonably practicable, execute and deliver, or cause to be executed and delivered, all such documents, assignments, and instruments and shall take, or cause to be taken, all such further or other actions reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement. The reasonable out-of-pocket expenses of the other Party shall be paid by the requesting Party.

(b)     Following the Closing Date, in order for Buyer to prepare all historical financial statements of Seller, including audited, unaudited, and pro forma financial statements, as may be required to be filed on a current report on Form 8-K with the Securities and Exchange Commission (the “SEC”) in connection with the Contemplated Transactions, Seller agrees to make commercially reasonable efforts to(i) furnish to Buyer or its Representatives any additional documents or information relating to Seller (as to periods on or prior to the Closing Date), the Purchased Assets, or the business of Seller in the possession or control of Seller, its directors, officers, agents, or advisors (including corporate, financial, and accounting books and records, work papers, sales records, invoices, and other documents necessary for the completion of a financial audit or other such financial statements), and (ii) provide all such other assistance as may be necessary or desirable for the preparation of audited or other financial statements required to be filed by Buyer with the SEC, including providing any certifications, representations (including the signing of management representation letters), or consents requested by Buyer, providing cooperation with all auditors, accountants, and Representatives of Buyer, and providing access to personnel of Seller, in each case (i) and (ii), after reasonable request by Buyer and to the extent practical in light of Seller’s personnel and resources following the Closing Date. All of the costs and expenses incurred by Buyer or Seller in connection with the preparation of such financial statements shall be paid by the Buyer.

39

5.9      Public Announcements. Unless otherwise required by applicable law, Seller shall not make any public announcements regarding this Agreement or the Contemplated Transactions without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed); provided, that notwithstanding anything to the contrary in this Section 5.9, Seller acknowledges and agrees that Buyer may make reference to this Agreement, the other Transaction Documents and the Contemplated Transactions, and may file this Agreement and any of the Transaction Documents as an exhibit, in any report or reports on Form 8-K, 10-Q or 10-K or similar forms and filings with the United States Securities and Exchange Commission or in any press release or other public statement.

5.10      Noncompetition, Nonsolicitation and Confidentiality.

(a)     Noncompetition. Except to the extent necessary to fulfill its Retained Liabilities, fulfill its obligations under the Transaction Documents and wind down its operations, Seller covenants and agrees that for a period of five (5) years following the Closing Date (the “Restricted Period”), it will not, directly or indirectly, either alone or in conjunction with any other Person:

(i)     Engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or

(ii)     As an employee, agent, partner, shareholder, member, investor or other equity holder, director, manager, independent contractor, consultant, advisor or in any other capacity, direct or assist any other Person to engage in any Competitive Activity within the Prohibited Territory.

(b)     Terms used in this Section shall have the following meanings:

(i)     “Competitive Activity” means (A) being engaged in any aspect of the Restricted Business; and/or (B) the design, development, production, marketing, selling or rendering of any services or products that are substantially similar to, are competitive with, or could be used as a substitute or replacement for, the services or products of Seller or Buyer as of the Closing Date.

(ii)     “Prohibited Territory” means worldwide.

40

(iii)    “Restricted Business” means the business engaged in by Seller as of the Closing Date, including the business of producing devices that interface with existing vending machines to allow for cashless payments, display of nutrition information, and display of advertisements and providing related services such as credit and debit card processing within the vending machine industry.

(c)     Nonsolicitation. Except to the extent necessary to fulfill its Retained Liabilities, fulfill its obligations under the Transaction Documents and wind down its operations, during the Restricted Period, Seller shall not, directly or indirectly, sell or solicit the sale of products or services relating to the Restricted Business.

(d)     Confidentiality. At all times from and after the Closing Date, (i) Seller shall provide, at a minimum, the same care to avoid disclosure or unauthorized use of the Confidential Information that Seller exercises in maintaining its own confidential information (but no less than a reasonable degree of care), and (ii) except to the extent reasonably necessary to fulfill its Retained Liabilities, fulfill its obligations under the Transaction Documents and wind down its operations, the Confidential Information shall not be used, disclosed, or reproduced in any form or manner whatsoever by Seller. The Confidential Information shall be deemed the property of Buyer.

Any disclosure by Seller of any Confidential Information pursuant to applicable federal, state or local law, regulation or a valid subpoena or order issued by a court or governmental agency of competent jurisdiction (a “Legal Order”) shall be subject to the terms of this subsection (d). Prior to making any such disclosure, Seller shall provide Buyer with: (i) to the extent permitted by law, prompt written notice of such requirement so that Buyer may seek a protective order or other remedy, provided that Seller shall use commercially reasonable efforts to provide such notice to Buyer no more than five (5) business days after Seller’s receipt of the request for disclosure; and(ii) to the extent reasonably practicable, commercially reasonable assistance, at Buyer’s expense and upon Buyer’s request, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, Seller remains subject to a Legal Order to disclose any Confidential Information, Seller (or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential Information which, on the advice of Seller’s legal counsel, such Legal Order specifically requires Seller to disclose and, upon Buyer’s request and expense shall use commercially reasonable efforts to obtain assurances from the applicable Governmental Body that such Confidential Information will be afforded confidential treatment.

41

(e)     Seller has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Section 5.10 are fair and reasonable given the terms and conditions of this Agreement. Seller further agrees that the restrictions set forth in this Section 5.10 are reasonably required for the protection of the legitimate business interests of Buyer. Seller agrees not to contest the reasonableness of the restrictions set forth in this Section 5.10 before any court, arbitrator, arbitration panel or other body.

(f)     If a judicial or arbitral determination is made that any of the provisions of this Section 5.10 constitutes an unreasonable or otherwise unenforceable restriction against Seller (whether on its face or as applied), the provisions of this Section 5.10 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Seller.

42

6.	INDEMNIFICATION; REMEDIES

6.1      Survival. All representations and warranties (a) other than the representations and warranties contained in Sections 3.1, 3.2(a), 3.18, 4.1, 4.2(a) and 4.4 (collectively, the “Fundamental Representations”), and (b) other than the representations and warranties contained in Section 3.16 (the “Intellectual Property Representations”), contained herein shall survive for a period of twelve (12) months from the Closing Date. The Fundamental Representations shall survive until the expiration of the applicable statute of limitations and the Intellectual Property Representations shall survive for a period of three (3) years following the Closing Date. Any claim or suit based upon fraud or intentional misrepresentation shall survive indefinitely. If a Buyer or Seller Indemnified Party delivers to an Indemnifying Party, before the expiration date of a particular representation or warranty, a notice with reasonable specificity pursuant to this Section 6, then such representation or warranty shall continue to survive beyond such expiration date, but only for purposes of the matter(s) specified in such notice and, unless otherwise agreed in writing by the Parties, only for up to a year unless Buyer files a claim or commences a Proceeding with respect to the subject matter of such notice prior to the expiration of such one-year period.

6.2      Indemnification by Seller. After the Closing and subject to the terms and conditions of this Section 6, Seller shall indemnify and hold harmless Buyer, its successors and assigns and its Representatives (collectively, the “Buyer Indemnified Parties”), for all Losses, directly or indirectly, relating to or arising from (without duplication): (a) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any other Transaction Document; (b) any breach of any covenant or agreement of Seller in this Agreement or in any other Transaction Document; (c) the Retained Liabilities; (d) the Excluded Assets; and (e) any Liabilities or responsibilities described in Section 5.

6.3      Indemnification by Buyer. After the Closing, subject to the terms and conditions of this Section 6, Buyer shall indemnify and hold harmless Seller, its successors and assigns and its Representatives (collectively, the “Seller Indemnified Parties”), for all Losses, directly or indirectly, relating to or arising from (without duplication): (a) any breach or inaccuracy, of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document; and (b) any breach of any covenant or agreement of Buyer in this Agreement or in any other Transaction Document.

43

6.4      Notice. If a Buyer Indemnified Party or a Seller Indemnified Party (the “Claimant”) believes that it has suffered or incurred any Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly as reasonably possible in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity.

6.5      Defense of Claims.

(a)     If any action at law, suit in equity, arbitration or administrative action is instituted by or against a third party (including any Governmental Body) with respect to which the Claimant intends to claim any liability or expense as a Loss subject to indemnification under this Section 6, it shall include in the notice required by Section 6.4 a description of such action or suit, describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity.

(b)     The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Claimant that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. Until the Indemnifying Party gives the foregoing notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit in its exclusive discretion, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as Loss under this Section 6.

44

(c)     If the Indemnifying Party gives the above-described notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction, Order or settlement against or involving the Claimant without the written consent of the Claimant, which consent shall not be unreasonably withheld; (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant except as provided in clause (c) below; and (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Section 6, for the full amount of any Loss resulting from such action or suit incurred by the Claimant, other than fees and expenses of counsel for the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party (except in the case that the use of the legal counsel selected by the Indemnifying Party presents a conflict of interest with respect to the Claimant, in which case the Claimant may employ legal counsel of its choice after the assumption of the conduct and control of such action or suit by the Indemnifying Party and shall be entitled to reimbursement of the fees and expenses thereof by the Indemnifying Party).

(d)     So long as the Indemnifying Party is contesting any such action or suit in good faith, the Claimant shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Claimant shall have the right to pay or settle any such action or suit, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as Loss under this Section 6. The Indemnifying Party shall be entitled to contest the issue of its obligations of indemnification hereunder, provided that the Indemnifying Party complies with the provisions hereof.

6.6      Payment of Losses. The Indemnifying Party shall pay to the Claimant in immediately available cash the amount to which the Claimant is entitled by reason of the provisions of this Section 6, such payment to be made within five (5) business days after such amount is finally determined either by mutual agreement of the Parties or pursuant to the final, non-appealable judgment or Order of a court of competent jurisdiction. Notwithstanding the foregoing, any amount to which Buyer becomes entitled by reason of the provisions of this Section 6 shall be paid as follows:

(a)     first, from the Escrow Deposit (together with all interest earned thereon) on the terms and conditions of the Escrow Agreement so long as the Escrow Deposit is available for distribution; and

45

(b)     thereafter, from the Seller for any amount to which Buyer becomes entitled by reason of the provisions of this Section 6 which has not otherwise been satisfied pursuant to Section 6.6(a), subject to the limitations set forth in Section 6.

6.7      Exclusivity. The Parties agree that the sole and exclusive remedy of any Party or their respective Affiliates with respect to this Agreement, the Transaction Documents or any other claims relating to the Purchased Assets, the events giving rise to this Agreement and the other transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Section 6; provided however, that nothing in this Section 6.7 shall prevent either Party from seeking injunctive or equitable relief, including but not limited to specific performance, for claims of breach or failure to perform any covenant set forth in this Agreement; provided, further, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 6.7 shall relieve or limit the liability of any Party or any officer or director of such Party from any liability arising out of or resulting from intentional misrepresentation or fraud in connection with the Contemplated Transactions or any of the Transaction Documents.

6.8      Limitations. Except in the case of intentional misrepresentation or fraud, or from a breach of a Fundamental Representation, the aggregate liability of Seller under Section 6 shall in no event exceed the Purchase Price.

6.9      Insurance. The amount of any and all Losses under this Section 6 shall be determined net of any amounts actually recovered by the Claimant under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses.

6.10      Basket Provision. Notwithstanding anything to the contrary contained herein, Seller shall not be liable under this Section 6 until the aggregate amount of all Losses for which it would otherwise be liable exceeds Thirty-Two Thousand Five Hundred Dollars ($32,500) (the “Basket Amount”), in which event Seller shall be required to pay or be liable for all Losses from the first dollar; provided, however, that the Basket Amount shall not apply to Losses incurred in connection with a breach of any Fundamental Representation or any fraud or intentional misrepresentation.

46

6.11      Adjustment to Purchase Price. Any indemnity payments received under this Section 6 shall be treated by Seller and Buyer, to the extent permitted by Legal Requirements, as adjustments to the Purchase Price.

6.12      Effect of Knowledge. The representations, warranties and covenants of any Indemnifying Party, and any Buyer or Seller Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer or Seller Indemnified Party (including by any of its Representatives) or by reason of the fact that the Buyer or Seller Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.	GENERAL PROVISIONS

7.1      Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

7.2      Notices. All notices, consents, waivers and other communications required or permitted by this Agreement or any Transaction Document shall be in writing and shall be deemed given to a Party (a) when delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) upon written confirmation of receipt by the recipient of such notice if notice was sent by facsimile or e-mail transmission; or (c) upon the third business day after such notice is deposited in the United States mail, if mailed by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by written notice to the other parties):

47

To Buyer:

USA Technologies, Inc.

Suite 140, 100 Deerfield Lane

Malvern, PA 19355

Attention: Stephen P. Herbert, Chairman and CEO

Email: sherbert@usatech.com

Telephone: 610-989-0340

Facsimile: 610-989-0704

With copy to:

Lurio & Associates, P.C.

2005 Market Street, Suite 3120

Philadelphia, PA 19103

Attention: Douglas M. Lurio, Esquire

Email: dlurio@luriolaw.com

Telephone: 215-665-9300

Facsimile: 215-665-8582

To Seller:

3x5 Special Opportunity Fund, L.P.

[____________]

[___________]

Attention: Nicholas Walrod

Email: nwalrod@3x5fund.com

Telephone: (503) 808-9645

Facsimile: n/a

With copy to:

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

Attention: Brentley M. Bullock, Esquire

Email: bbullock@perkinscoie.com

Telephone: 503-727-2020

Facsimile: 503-346-2020

48

7.3      Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement, any Transaction Document, or any Contemplated Transaction shall be brought in the courts of the Commonwealth of Pennsylvania, in the City of Philadelphia, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement, any Transaction Document, or any Contemplated Transaction in any other court. Service of process, summons, notice or other document by mail to a Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

7.4      Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party.

7.5      Entire Agreement and Modification. This Agreement supersedes all prior agreements, understandings and expressions of intent (including the Letter of Intent dated September 17, 2015, by Buyer as accepted by Seller , the Prior Confidentiality Agreements, and the ePort Connect Services Agreement between Seller and Buyer dated May 6, 2015), whether written or oral, between the parties with respect to its subject matter and constitute (along with the Disclosure Schedules, Exhibits, and other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each Party to this Agreement.

7.6      Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations to any Affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

49

7.7      Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement, and the application of any such provision of this Agreement to persons or circumstances other than those as to which it was held invalid or unenforceable, will remain in full force and effect and such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.8      No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

7.9      Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

7.10     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement (including but not limited to Section 5) were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.11     Governing Law. This Agreement or any Transaction Document (and any claim or dispute relating directly or indirectly to, or arising in connection with, this Agreement or any Transaction Document) will be governed by and construed under the laws of the state of Delaware without regard to conflicts of laws principles that would require the application of any other law.

50

7.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the manually-signed original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronically shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

51

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

USA TECHNOLOGIES, INC.

By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer

SELLER:

VENDSCREEN, INC.

By:	/s/ David G. Grano
David G. Grano,
President and Chief Executive Officer

52

EXHIBIT LIST

“A” – Escrow Agreement

“B” – Intellectual Property Assignment Agreement

“C” – Assignment of Patents

“D” – Assignment and Assumption of Lease

“E” – Assignment of Marks

“F” – Bill of Sale

“G” – Non-Solicitation Agreements and Employment and Non-Solicitation Agreements

“H” – Assumption Agreement

“I” – Domain Name Assignment Agreement

“J” – Transition Services Agreement

53

SCHEDULE LIST

2.1(a)(i) – Tangible Personal Property

2.1(b) – Inventories

2.1(c) – Assumed Contracts

2.1(e) – Governmental Authorizations

Disclosure Schedules

54